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EXHIBIT 10.14

LAPORTE INC. FORM EMPLOYMENT AGREEMENT

October 13, 1994

Mr. Thomas J. Riordan
5500 Providence Country Club Drive
Charlotte, NC 28277

Dear Tom:

        We are pleased to confirm your employment as Vice President, General Counsel & Secretary of Laporte Inc. ("Employer") on a full time and exclusive basis. You will have direct reporting responsibility to Bryan A. Hall, although we reserve the right to change your responsibilities or job title.

1.
You will be based in Charlotte, NC and your monthly salary will be $13,333.

2.
This Employment Agreement may be terminated at any time upon twelve (12) months prior written notice by Employer or three (3) months prior written notice by you.

3.
You will be eligible to participate in Laporte Inc.'s welfare benefit and retirement programs in accordance with the terms of those programs (as those programs may from time to time be changed and/or terminated by Laporte Inc.). You also will be entitled to the following benefits:

Company Automobile Discretionary Management Bonus

4.
You agree to comply with Attachment A to this Employment Agreement governing terms and conditions applicable to Executives of Laporte Inc. ("Employer"), its subsidiaries and affiliates. Attachment A is incorporated into and made part of this Employment Agreement.

5.
This Employment Agreement (including Attachment A) sets forth the entire agreement between us and supersedes and replaces any existing agreements entered into by us. It may only be modified by an agreement in writing signed by you and an authorized representative of the Employer.

        To confirm the terms of our agreement, please sign below and return the signed Employment Agreement to me. Again, let me say how pleased we are that you have accepted employment with Laporte Inc. ("Employer"). We hope for a mutually beneficial relationship.

Very truly yours,	AGREED AND ACCEPTED
/S/ BRYAN A. HALL	/s/ THOMAS J. RIORDAN
Signatory	Name of Executive

ATTACHMENT A

EXECUTIVE EMPLOYMENT TERMS

        The following standard terms and conditions shall apply to the Employment Agreement between Thomas J. Riordan ("Executive") and Laporte Inc. ("Employer").

        For purposes of this Attachment A to the Employment Agreement, the following terms apply:

  •
  Employer collectively means Laporte Inc. ("Employer") and any of its existing or future subsidiaries or affiliates (including Laporte Inc.) to whom the agreement may be assigned by Laporte Inc. ("Employer").

  •
  Confidential Information means information not generally known about Employer's processes, formulas, devices, and products, including, but not limited to, information relating to research, development, manufacture, purchasing, accounting, engineering, marketing, customers, merchandising, selling, trade relations and technical services.

  •
  Inventions means discoveries, improvements and ideas (whether patentable or not) relating to any activities of Employer.

  •
  Works of Authorship means any original work of authorship within the purview of the copyright laws of the United States and it is intended that all Works of Authorship created in the course of one's employment with Employer will be works made for hire within the meaning of such copyright laws.

1.
Employer shall have the right to assign and/or change Executive's duties, responsibilities and job title, and to reassign Executive to another person or entity. In such case, this Employment Agreement shall remain in full force and effect after the assignment, and Executive will be required to fulfill Executive's obligations under this Employment Agreement to the assignee. Executive's obligations under this Employment Agreement are personal and may not be assigned.

2.
Subject to the notice requirements as agreed to in writing with Executive, this Employment Agreement may be terminated at will by either party at any time and for any reason. The party wanting to terminate the Employment Agreement must provide the other party with advance notice in writing as set forth in the Employment Agreement. During the notice period, Executive may be required to perform any duties and responsibilities as assigned by Employer.

  If the Employer elects to terminate Executive's employment during the notice period, it shall continue to pay Executive the salary and benefits Executive would have received had Executive remained employed for the remaining balance of the notice period. However, Executive will not be entitled to receive the salary and benefits continuation set forth in the Employment Agreement if Executive is terminated for cause, such as a criminal felony, theft, fraud, etc.

  If Executive terminates the Employment Agreement, but fails to provide the required advance written notice, Executive will not be entitled to any additional salary, benefits or payments from Employer and Employer will be entitled to pursue appropriate damages and remedies.

3.
Based on Executive's special status with the Employer, Executive acknowledges that an agreement by Executive not to compete in certain competitive activities is necessary, reasonable, and important. Furthermore, Executive expressly agrees that the requirements of this paragraph be enforced strictly should there be a violation of this Employment Agreement. In recognition of these considerations, and in exchange for employment with the Employer and the substantial benefits associated with employment, Executive agrees that the Employer, at its sole option, may require that Executive will not perform services for, become employed by, or become associated with (such as through an ownership interest) any entity which engages in a business which competes with the Employer's business for a period of twelve (12) months after Executive's separation from employment; provided that during such non-compete period, the Employer continues to pay Executive his current salary and benefits.

4.
Immediately upon Executive's last day of employment, Executive shall return to the Employer all documents (including all copies), material, and property belonging to the Employer, including, but not limited to, Employer manuals, policies, financial records, legal documents, customer lists, prospective customer lists, training materials, and marketing materials. In addition to other remedies available to the Employer, Executive authorizes the Employer to withhold payment of any salary payments owed to Executive until such documents, material, and property (including all copies) are returned to the Employer.

5.
EXECUTIVE IS TO BE EMPLOYED BY EMPLOYER IN A CAPACITY IN WHICH EXECUTIVE MAY RECEIVE OR CONTRIBUTE TO CONFIDENTIAL INFORMATION. EXECUTIVE, THEREFORE, AGREES IN RETURN FOR EMPLOYMENT OR CONTINUED EMPLOYMENT BY EMPLOYER:

(A)
With respect to Inventions and any Works of Authorship made or conceived by me, either solely or jointly with others, during (1) my past, present or future employment by Employer, or (2) within one year after termination of my employment if based on Confidential Information:

(i)
To promptly and fully inform Employer in writing of such Inventions or Works of Authorship;

(ii)
To assign (and I do hereby irrevocably assign) to Employer all of my rights to such Works of Authorship or Inventions, and to Applications for Letters Patent and to Letters Patent granted upon such inventions.

(iii)
To acknowledge and deliver promptly to Employer (without charge to Employer but at the expense of Employer) such written instruments and to do such other acts as may be necessary in the opinion of Employer to obtain copyrights and maintain Letters Patent and to vest the entire right and title thereto in Employer.

(B)
Except as required in my duties to Employer, I will never use or disclose any Confidential Information. To the extent that my duties required me to disclose Confidential Information, I shall do so only after advising Employer in advance of such disclosure and only in strict conformity with Employer's policy, always taking all steps necessary to maintain the confidential nature of the information.

(C)
I will not assert any rights under any Inventions or Works of Authorship that relate to any past, present or possible future business of Employer as having been made or acquired by me prior to my being employed by Employer, unless it can be demonstrated that the Inventions or Works of Authorship occurred prior to employment with Employer.

(D)
I agree that all my obligations under Paragraphs (A) through (C) of this Section 5 (Attachment A) shall be binding upon my heirs, assigns, and legal representatives.

(E)
I agree that for a period of two (2) years following the termination of my employment I will not solicit for employment any person employed by Employer or any subsidiary or affiliate of Employer.

6.
The Employment Agreement shall terminate immediately upon Executive's death, and all of the Employer's obligations under this Employment Agreement shall cease at that time.

7.
The Employment Agreement (including Attachment A) may only be modified by a writing signed by Executive and an authorized representative of the Employer.

8.
The Employment Agreement (including Attachment A) and all matters related thereto will be governed by the laws of the State of your location of employment.

[Letterhead of Laporte Inc.]

August 26, 1999

Strictly Personal—Addressee Only

Thomas J. Riordan
1576 River Road
New Hope, PA 18938

Dear Tom:

        We are very conscious of the fact that recent speculation concerning a potential take-over of Laporte plc will have been very unsettling for our employees. We are particularly concerned that Laporte Inc. Princeton employees may feel that their jobs would be at risk in the event of a take-over. The Company has therefore decided to provide you with enhanced severance terms, which will apply only in the event of a change of control of Laporte plc, defined as follows:

  A change of control shall occur if fifty (50) per cent or more of the voting rights for the time being of Laporte plc or the right to appoint or remove a majority of the Board of Directors of Laporte plc become vested in any individual or group of individuals or body corporate or any such persons acting in concert (as defined in the UK City Code on Takeovers and Mergers) other than for the purpose of amalgamation or reconstruction.

        The enhanced severance terms, which will apply if your employment is involuntarily terminated (other than for "cause" (as defined below)) or you resign with "good reason" (as defined below) at any time following a change of control, are effective immediately and are as follows:

6.
Your contractual twelve (12) month notice of termination will continue to remain in effect as set forth in the Letter Agreement dated October 13, 1994 and any payments under these enhanced severance terms are in addition to and not payment in lieu of notice.

7.
In addition to any amounts payable in lieu of notice and the Company's existing severance policy (2 weeks base salary plus 1 week salary for each year of service), you will also be entitled to a lump sum cash payment in an amount equal to three (3) months base salary. Such payments will be subject to any applicable tax withholdings and will be paid in equal monthly installments until paid in full.

8.
If you are eligible for and elect continuation of health care coverage ("COBRA") under the Company's medical plan, the Company will pay your applicable COBRA premiums (on a net after-tax basis) until the earlier of: (i) the date on which your COBRA eligibility ceases, or (ii) for a period of twelve (12) months commencing on the date of your termination. Thereafter, if you continue to be eligible for COBRA coverage, you may continue your coverage for the balance of your COBRA period, in accordance with the terms of the Company's medical plan, upon payment by you of the applicable premiums for such coverage.

9.
You will continue to be furnished with the use of your Company car (subject to the existing terms and conditions for such use) until the end of the twelve (12) month notice period (on a net after-tax basis).

10.
You will be provided with outplacement support at a level consistent with previous Company practice.

11.
A further enhanced severance payment equivalent to three (3) months salary will be paid if you are asked and agree to work for a period of three (3) months or longer from the effective date of the change of control.

12.
Your entitlement to the enhanced severance terms is conditioned on you serving your contractual notice if required to do so.

        For purposes of this letter, "cause" shall mean (i) your willful and continued failure to substantially perform your duties (other than any such failure resulting from your incapacity due to physical or mental illness), after written notice from the Company requesting such substantial performance is delivered to you, which notice identifies in reasonable detail the manner in which the Company believes you have not substantially performed your duties and provides you a reasonable period in which to cure such failure, or (ii) any act of fraud, embezzlement or theft on your part against the Company or its affiliates. You will be deemed to have resigned with "good cause" if you resign following (i) a reduction in your duties or responsibilities, (ii) a reduction in your compensation or a material reduction in your employment benefits, (iii) a material breach by the Company of your Employment Agreement, if any, or (iv) a change of the Company's headquarters, or of your principal place of employment, of more than twenty (20) miles.

        It is important that you understand that the provisions outlined in this letter are personal to you and should not be discussed with other members of staff.

        If you have any questions concerning the contents of the letter, please contact myself or George Battersby.

Yours sincerely,

/s/ Michael J. Kenny

Michael J. Kenny

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  EXHIBIT 10.14
LAPORTE INC. FORM EMPLOYMENT AGREEMENT
ATTACHMENT A EXECUTIVE EMPLOYMENT TERMS
[Letterhead of Laporte Inc.]